Exhibit 99.3

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview
We are an innovative signal transmission solutions company built around four global business platforms – Broadcast Solutions, Enterprise Solutions, Industrial Solutions, and Network Solutions. Our comprehensive portfolio of signal transmission solutions provides industry leading secure and reliable transmission of data, sound, and video for mission critical applications.
We strive to create shareholder value by:

•	Delivering highly engineered signal transmission solutions for mission-critical applications in a diverse set of global markets;

•	Maintaining a balanced product portfolio across end markets, applications, and geographies that allows for a disciplined approach to growth;

•
Capturing additional market share by using our Market Delivery System to improve channel and end-user relationships and to concentrate sales efforts on customers in higher growth geographies and vertical end-markets;

•	Managing our product portfolio to provide innovative and complete end-to-end solutions for our customers in applications for which we have operational expertise and can drive customer loyalty;

•	Acquiring leading companies with innovative product portfolios and opportunities for synergies which fit within our strategic framework;

•
Continuously improving our people, processes, and systems through scalable, flexible, and sustainable business systems for talent management, Lean enterprise, and acquisition cultivation and integration; and

•	Protecting and enhancing the value of the Belden brands.
We believe our business system, balance across markets and geographies, systematic go-to-market approach, extensive portfolio of innovative solutions, commitment to Lean principles, and improving margin profile present a unique value proposition that increases shareholder value.
We consider Adjusted revenue growth on a constant currency basis, Adjusted EBITDA margin, free cash flows, and return on invested capital to be our key operating performance indicators. Our business goals are to:

•	Grow Adjusted Revenues on a constant currency basis by 5-7% per year, from a combination of end market growth, market share capture, and contributions from acquisitions;

•	Achieve Adjusted EBITDA margins in the range of 18-20%;

•	Generate free cash flow in excess of Adjusted Net Income; and

•	Realize return on invested capital of 13-15%.
Significant Trends and Events in 2016
The following trends and events during 2016 had varying effects on our financial condition, results of operations, and cash flows.
Foreign currency
Our exposure to currency rate fluctuations primarily relates to exchange rate movements between the U.S. dollar and the euro, Canadian dollar, Hong Kong dollar, Chinese yuan, Japanese yen, Mexican peso, Australian dollar, British pound, and Brazilian real. Generally, as the U.S. dollar strengthens against these foreign currencies, our revenues and earnings are negatively impacted as our foreign denominated revenues and earnings are translated into U.S. dollars at a lower rate. Conversely, as the U.S. dollar weakens against foreign currencies, our revenues and earnings are positively impacted.
In addition to the translation impact described above, currency rate fluctuations have an economic impact on our financial results. As the U.S. dollar strengthens or weakens against foreign currencies, it results in a relative price increase or decrease for certain of our products that are priced in U.S. dollars in a foreign location.

Commodity Prices
Our operating results can be affected by changes in prices of commodities, primarily copper and compounds, which are components in some of the products we sell. Generally, as the costs of inventory purchases increase due to higher commodity prices, we raise selling prices to customers to cover the increase in costs, resulting in higher sales revenue but a lower gross profit percentage. Conversely, a decrease in commodity prices would result in lower sales revenue but a higher gross profit percentage. Selling prices of our products are affected by many factors, including end market demand, capacity utilization, overall economic conditions, and commodity prices. Importantly, however, there is no exact measure of the effect of changing commodity prices, as there are thousands of transactions in any given quarter, each of which has various factors involved in the individual pricing decisions. Therefore, all references to the effect of copper prices or other commodity prices are estimates.
Channel Inventory
Our operating results also can be affected by the levels of Belden products purchased and held as inventory by our channel partners and customers. Our channel partners and customers purchase and hold our products in their inventory in order to meet the service and on-time delivery requirements of their customers. Generally, as our channel partners and customers change the level of Belden products owned and held in their inventory, it impacts our revenues. Comparisons of our results between periods can be impacted by changes in the levels of channel inventory. We are dependent upon our channel partners to provide us with information regarding the amount of our products that they own and hold in their inventory. As such, all references to the effect of channel inventory changes are estimates.
Market Growth and Market Share
The markets in which we operate can generally be characterized as highly competitive and highly fragmented, with many players. Based on available data for our served markets, we estimate that our market shares range from approximately 5% - 20%. A substantial acquisition in one of our served markets would be necessary to meaningfully change our estimated market share percentage. We monitor available data regarding market growth, including independent market research reports, publicly available indices, and the financial results of our direct and indirect peer companies, in order to estimate the extent to which our served markets grew or contracted during a particular period. We expect that our unit sales volume will increase or decrease consistently with the market growth rate. Our strategic goal is to utilize our Market Delivery System to target faster growing geographies, applications, and trends within our end markets, in order to achieve growth that is higher than the general market growth rate. To the extent that we exceed the market growth rates, we consider it to be the result of capturing market share.
Acquisitions
We completed the acquisitions of M2FX Limited (M2FX) on January 7, 2016; Tripwire Inc. (Tripwire) on January 2, 2015; Coast Wire & Plastic Tech., LLC (Coast) on November 20, 2014; ProSoft Technology, Inc. (ProSoft) on June 11, 2014; and Grass Valley USA, LLC and GVBB Holdings S.a.r.l. (collectively, Grass Valley), on March 31, 2014. The results of M2FX, Tripwire, Coast, ProSoft, and Grass Valley have been included in our Consolidated Financial Statements from their respective acquisition dates and are reported in the Broadcast Solutions, Network Solutions, Industrial Solutions, Network Solutions, and Broadcast Solutions segments, respectively.
Assets Held for Sale
During the fourth quarter of 2016, we committed to a plan to sell our MCS business and Hirschmann JV and determined that we met all of the criteria to classify the assets and liabilities of these businesses as held for sale. We have reached an agreement in principle to sell this disposal group for a total sales price of $39 million. The carrying value of the disposal group exceeded the fair value less costs to sell, which we determined based on the expected sales price, by $23.9 million. Therefore, we recognized an impairment charge equal to this amount in the fourth quarter of 2016. See Notes 4 and 28.
Long-Term Debt
In 2016, we repaid $50.0 million of the Revolver borrowings. As of December 31, 2016, we had no borrowings outstanding on the Revolver, and our available borrowing capacity was $276.4 million. In October 2016, we completed an offering for €200.0 million ($222.2 million at issuance) aggregate principal amount of 4.125% senior subordinated notes due 2026 (the 2026 Notes).

We used the net proceeds from the transaction to pay off the variable rate Term Loan due 2020, for which we recognized a $2.3 million loss on debt extinguishment. See Note 14.
Preferred Stock Issuance
On July 26, 2016, we issued 5.2 million depositary shares, each of which represents 1/100th interest in a share of 6.75% Series B Mandatory Convertible Preferred Stock (the Preferred Stock), for an offering price of $100 per depositary share. Unless earlier converted, each share of Preferred Stock will automatically convert into common stock on or around July 15, 2019 into between 120.46 and 132.50 shares of Belden common stock, subject to customary anti-dilution adjustments. This represents a range of 6.2 million to 6.9 million shares of Belden common stock to be issued upon conversion. The net proceeds from this offering were approximately $501 million. We intend to use the proceeds for general corporate purposes. See Note 20.

Productivity Improvement Programs

Industrial and Network Solutions Restructuring Program: 2015-2016

Both our Industrial Solutions and Network Solutions segments have been negatively impacted by a decline in sales volume. Global demand for industrial products has been negatively impacted by the strengthened U.S. dollar and lower energy prices. Our customers have reduced capital spending in response to these conditions, and we expect these conditions to continue to impact these segments. In response to these industrial market conditions, we began to execute a restructuring program in the fourth fiscal quarter of 2015 to further reduce our cost structure. We recognized approximately $9.7 million and $3.3 million of severance and other restructuring costs for this program during 2016 and 2015, respectively. We do not expect to incur any additional severance and other restructuring costs for this program. We expect the restructuring program to generate approximately $18 million of savings on an annualized basis, which we began to realize in the first fiscal quarter of 2016.

Industrial Manufacturing Footprint Program: 2016

In further response to the industrial market conditions described above, in the first quarter of 2016 we began a program to consolidate our manufacturing footprint. The manufacturing consolidation is expected to be completed by the end of 2017. We recognized $17.8 million of severance and other restructuring costs for this program during 2016. The costs were incurred by the Enterprise Solutions and Industrial Solutions segments, as the manufacturing locations involved in the program serve both platforms. We expect to incur approximately $15 million of additional severance and other restructuring costs for this program in 2017. We expect the program to generate approximately $10 million of savings on an annualized basis, beginning in the second half of 2017.

Grass Valley Restructuring Program: 2015-2016

Our Broadcast Solutions segment’s Grass Valley brand was negatively impacted by a decline in global demand of broadcast technology infrastructure products beginning in 2015. Outside of the U.S., demand for these products was impacted by the relative price increase of products due to the strengthened U.S. dollar as well as the impact of weaker economic conditions which resulted in lower capital spending. Within the U.S., demand for these products was impacted by deferred capital spending. We believe broadcast customers have deferred their capital spending as they navigate through a number of important industry transitions and a changing media landscape. In response to these broadcast market conditions, we began to execute a restructuring program beginning in the third fiscal quarter of 2015 to further reduce our cost structure. We recognized approximately $8.7 million and $25.4 million of severance and other restructuring costs for this program during 2016 and 2015, respectively. We do not expect to incur any additional severance and other restructuring costs for this program. We expect the restructuring program to generate approximately $30 million of savings on an annualized basis, which we began to realize in the fourth fiscal quarter of 2015.

Productivity Improvement Program and Acquisition Integration: 2014-2016

In 2014, we began a productivity improvement program and the integration of our acquisition of Grass Valley. The productivity improvement program focused on improving the productivity of our sales, marketing, finance, and human resources functions relative to our peers. The majority of the costs for the productivity improvement program related to the Industrial Solutions, Enterprise Solutions, and Network Solutions segments. We expected the productivity improvement program to reduce our operating expenses by approximately $18 million on an annualized basis, and we are substantially realizing such benefits. The restructuring and integration activities related to our acquisition of Grass Valley focused on achieving desired cost savings by consolidating existing and acquired operating facilities and other support functions. The Grass Valley costs related to our Broadcast Solutions segment. In 2014, we recorded $70.8 million of such costs. In 2015, we recorded severance, restructuring, and integration costs of $18.5 million related to these two significant programs, as well as other cost reduction actions and the integration of our acquisitions of ProSoft, Coast, and Tripwire. In 2016, we recognized $2.6 million of costs, primarily related to our 2016 acquisition of M2FX. We do not expect to incur any significant additional costs for this program.
Results of Operations
Consolidated Income from Continuing Operations before Taxes

				Percentage Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(In thousands, except percentages)
Revenues	$2,356,672	$2,309,222	$2,308,265	2.1%	—%
Gross profit	980,994	918,173	819,449	6.8%	12.0%
Selling, general and administrative expenses	494,224	525,518	483,990	(6.0)%	8.6%
Research and development	140,601	148,311	113,914	(5.2)%	30.2%
Amortization of intangibles	98,385	103,791	58,426	(5.2)%	77.6%
Impairment of assets held for sale	23,931	—	—	100.0%	n/a
Operating income	223,853	140,553	163,119	59.3%	(13.8)%
Interest expense, net	95,050	100,613	81,573	(5.5)%	23.3%
Loss on debt extinguishment	2,342	—	—	100.0%	n/a
Income from continuing operations before taxes	126,461	39,940	81,546	216.6%	(51.0)%

2016 Compared to 2015

Revenues increased in 2016 from 2015 due to the following factors:

•
Increases in sales volume resulted in an increase in revenues of $26.2 million. An increase in volume within our broadcast and enterprise markets was partially offset by soft demand for our industrial products. From a geographic perspective, volume growth was most notable in Asia and Europe.

•	Purchase accounting effects of recording deferred revenue at fair value primarily for our Tripwire acquisition resulted in a revenue increase of $44.7 million in 2016 as compared to 2015.

•	Royalty revenues from a patent settlement in 2016 resulted in a revenue increase of $10.3 million.

•	Acquisitions resulted in a revenue increase of $6.6 million.

•	Lower copper costs resulted in a revenue decrease of $22.7 million.

•	Unfavorable currency translation, primarily due to the strengthening U.S. dollar compared to the euro and the Canadian dollar, resulted in a revenue decrease of $17.6 million.
Gross profit increased $62.8 million in 2016 from 2015, and gross profit margin increased 180 basis points from 39.8% in 2015 to 41.6% in 2016. The increases in gross profit margins is primarily attributable to the increases in revenues discussed above and improved productivity as a result of our restructuring actions. Gross profit for 2016 included $12.3 million of severance, restructuring, and acquisition integration costs; $1.0 million of cost of sales arising from the adjustment of inventory to fair value related to acquisitions; and $0.9 million of accelerated depreciation in our Enterprise Solutions segment. Gross profit for 2015 included $9.4 million of severance, restructuring, and acquisition integration costs and $0.3 million of cost of sales arising from the adjustment of inventory to fair value related to our acquisition of Coast.
Selling, general and administrative expenses decreased by $31.3 million from 2015 to 2016 primarily due to $9.2 million of compensation expense that we recognized in the prior year as a result of accelerating the vesting of certain acquiree equity awards at the closing of the Tripwire acquisition; a $3.2 million benefit in 2016 as a result of reducing the M2FX earn-out liability to zero; realized benefits from our productivity improvement initiatives; and a reduction in severance, restructuring, and integration costs from the prior year. In 2016 and 2015, selling, general and administrative expenses included $25.7 million and $31.7 million, respectively, of severance, restructuring, and integration costs, representing a $6.1 million decline over the prior year. Favorable currency translation contributed approximately $6.0 million to the decline in selling, general and administrative expenses in 2016.

Research and development decreased by $7.7 million in 2016 from 2015 primarily due to a decline of $5.3 million of severance, restructuring, and integration costs. Favorable currency translation and productivity improvement initiatives also contributed $1.8 million and $1.3 million to the decrease in research and development in 2016, respectively.
Amortization of intangibles decreased $5.4 million in 2016 from 2015 primarily due to favorable currency translation and intangible assets becoming fully amortized during 2016. These decreases were partially offset by approximately $1.0 million from the acquisition of M2FX.
In 2016, we recognized a $23.9 million impairment of assets held for sale related to our MCS business and Hirschmann JV. The amount of the impairment of assets held for sale represents the excess carrying value over the fair value of the assets. See Note 4, Assets Held for Sale.
Operating income increased by $83.3 million from 2015 to 2016 primarily due to the increases in gross profit and decreases in selling, general and administrative expenses discussed above.
Interest expense decreased $5.6 million in 2016 from 2015 due to our recent financing activities. During Q4 2015 and Q1 2016, we repaid $150.0 million and $50.0 million, respectively, outstanding under our Revolver, and in Q4 2016, we issued €200.0 million ($222.2 million at issuance) 4.125% Senior Subordinated notes due 2026 and paid off our $250.0 million Term Loan. The net impact of these financing activities led to the decrease in interest expense for the year. We recognized a $2.3 million loss on debt extinguishment for the unamortized debt issuance costs associated with the Term Loan.
Income from continuing operations before taxes increased by $86.5 million from 2015 to 2016 primarily due to the increases in operating income discussed above.

2015 Compared to 2014

Revenues were approximately flat in 2015 compared to 2014 due to the following factors:

•	Acquisitions contributed $203.8 million of revenues.

•	Unfavorable currency translation, primarily due to the strengthened U.S. dollar compared to the euro and the Canadian dollar, resulted in a revenue decrease of $132.1 million.

•	Lower copper costs resulted in a revenue decrease of $40.6 million.

•
Decreases in unit sales volume resulted in a decrease in revenues of $30.1 million. Soft demand for our broadcast infrastructure and industrial products was partially offset by strong demand for our enterprise and broadband connectivity products. From a geographic perspective, weakness in China, Europe, and Latin America was partially offset by strength in the U.S. and Canada.

Gross profit for 2015 included $9.4 million of severance, restructuring, and acquisition integration costs and $0.3 million of cost of sales arising from the adjustment of inventory to fair value related to our acquisition of Coast. Gross profit for 2014 included $20.7 million of severance, restructuring, and integration costs, and $8.4 million of cost of sales arising from the adjustment of inventory to fair value related to our acquisitions of Grass Valley, ProSoft, and Coast.
Excluding these costs, gross profit for 2015 increased by $79.3 million from 2014, primarily due to acquisitions. Acquisitions contributed $136.3 million of gross profit in 2015. The gross profit from acquisitions was partially offset by the impact of the decline in sales volume and unfavorable product mix, particularly in the Broadcast Solutions segment. Additionally, unfavorable currency translation reduced gross profit by $47.3 million.

Selling, general and administrative expenses increased by $39.3 million in 2015 from 2014 primarily due to our acquisitions. Acquisitions contributed $90.2 million of selling, general and administrative expenses in 2015. We also recognized $9.2 million of compensation expense as a result of accelerating the vesting of certain acquiree equity awards at the closing of the Tripwire acquisition in 2015. These increases were partially offset by a decrease in severance, restructuring, and acquisition integration costs of $14.8 million. In addition, selling, general and administrative expenses decreased due to favorable currency translation of $25.7 million and improved productivity of $15.0 million.
Research and development expenses increased by $34.4 million in 2015 from 2014 primarily due to our acquisitions. Acquisitions contributed $42.7 million of research and development expenses in 2015. This increase was partially offset by favorable currency translation of $8.3 million. Research and development expenses also decreased due to improved productivity as a result of completed restructuring actions.
Amortization of intangibles increased in 2015 from 2014 primarily due to the definite-lived intangible assets recorded from our 2015 acquisition of Tripwire. The impact of acquisitions contributed $49.8 million of amortization of intangibles in 2015. The increase was partially offset by favorable currency translation.
Operating income decreased in 2015 from 2014 due to the increases in selling, general and administrative expenses, research and development expenses, and amortization of intangibles discussed above, partially offset by the increase in gross profit.
Interest expense increased in 2015 from 2014 due to our recent financing activities. We borrowed $200.0 million under our Revolver in January 2015, we issued €200.0 million 5.5% senior subordinated notes in November 2014, and we issued $200.0 million 5.25% senior subordinated notes in June 2014. While we repaid $150.0 million under our Revolver prior to December 31, 2015, the net impact of these financing activities led to the increase in interest expense for the year.
Income from continuing operations before taxes decreased in 2015 from 2014 due to the decrease in operating income and increase in interest expense discussed above.
Income Taxes

				Percentage Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(In thousands, except percentages)
Income from continuing operations before taxes	$126,461	$39,940	$81,546	216.6%	-51.0%
Income tax expense (benefit)	(1,185)	(26,568)	7,114	-95.5%	-473.5%
Effective tax rate	-0.9%	-66.5%	8.7%

2016 Compared to 2015
We recognized an income tax benefit of $1.2 million in 2016, representing an effective tax rate of (0.9%) . The effective tax rate was impacted by the following significant factors:

•	We recognized a net tax benefit of $13.3 million related to a foreign tax credit planning initiative that enabled us to recognize tax credits from a foreign jurisdiction.

•	We also recognized a net tax benefit of $9.2 million as a result of reducing deferred tax valuation allowances related to net operating loss carryforwards in foreign jurisdictions.

•
We also recognized a $7.0 million tax benefit in 2016 for the reduction of deferred tax liabilities related to a previously completed acquisition. We secured a Private Letter Ruling from the Internal Revenue Service that effectively increased the tax basis in the acquired assets to the full fair value. Accordingly, a book-tax difference was eliminated, and we reversed deferred tax liabilities previously recorded, resulting in the tax benefit.

•
We also recognized a $4.7 million tax benefit in 2016 as the result of securing a significant tax deduction for a foreign currency loss by implementing several transactions related to our international tax structure.

The tax benefits described above for 2016 were partially offset by $3.0 million of tax expense to record a liability for uncertain tax positions in one of our foreign jurisdictions.

Our income tax expense was also impacted by foreign tax rate differences. The statutory tax rates associated with our foreign earnings generally are lower than the statutory U.S. tax rate of 35%. This had the greatest impact on our income from continuing operations before taxes that is generated in Germany, Canada, and the Netherlands, which have statutory tax rates of approximately 28%, 26%, and 25%, respectively. Foreign tax rate differences reduced our income tax expense by approximately $17.7 million and $3.4 million in 2016 and 2015, respectively.
Our income tax expense and effective tax rate in future periods may be impacted by many factors, including our geographic mix of income and changes in tax laws.

As of December 31, 2016, we maintained a valuation allowance on our deferred tax assets of $104.8 million. Of this amount, approximately $91.6 million relates to net operating loss deferred tax assets for certain of our Grass Valley entities. Certain Grass Valley entities have a history of significant tax losses in their various jurisdictions. We do not currently have sufficient history of taxable income in the relevant jurisdictions to support the realizability of the net operating losses.
The remaining $13.2 million of valuation allowance primarily relates to deferred tax assets for certain U.S. state net operating losses and tax credits. While we have positive evidence in the form of projected sources of income, we determined that these assets were not realizable as of December 31, 2016 due to a history of net operating losses and tax credits expiring without being utilized in certain states and because the current forecast of income is not sufficient to utilize all of these state net operating losses and tax credits prior to expiration.

2015 Compared to 2014
We recognized an income tax benefit of $26.6 million in 2015, representing an effective tax rate for 2015 of (66.5%). Our full year effective tax rate on full year pre-tax income is a negative rate (an income tax benefit) as a result of implemented tax planning strategies, described below.
In 2015, the most significant difference between the U.S. federal statutory tax rate and our effective tax rate was the impact of domestic permanent differences and tax credits. We recognized a total income tax benefit from domestic permanent differences and tax credits of $23.0 million in 2015. Approximately $18.0 million of that benefit stems from being able to recognize a significant balance of foreign tax credits related to one of our foreign jurisdictions as a result of implementing a tax planning strategy, net of the U.S. income tax consequences. We were also able to recognize other foreign tax credits and research and development tax credits in 2015, which represented the remaining $5.0 million of tax benefit from domestic permanent differences and tax credits.
An additional significant factor impacting the income tax benefit for 2015 was the reduction of a deferred tax valuation allowance related to certain net operating loss carryforwards in one of our foreign jurisdictions. Based on implemented tax planning strategies, the net operating loss carryforwards have become fully realizable, and we realized a net tax benefit of $11.4 million related to changes in the valuation allowance.
Our income tax benefit was also impacted by foreign tax rate differences. The statutory tax rates associated with our foreign earnings generally are lower than the statutory U.S. tax rate of 35%. This had the greatest impact on our income from continuing operations before taxes that is generated in Germany, Canada, and the Netherlands, which have statutory tax rates of approximately 28%, 26%, and 25%, respectively. Foreign tax rate differences reduced our income tax expense relative to the statutory U.S. tax rate by approximately $3.4 million and $14.4 million in 2015 and 2014, respectively.
As of December 31, 2015, we maintained a valuation allowance on our deferred tax assets of $117.1 million. Of this amount, approximately $104.7 million relates to net operating loss deferred tax assets for certain of our Grass Valley entities. Certain Grass Valley entities have a history of significant tax losses in their various jurisdictions. While our restructuring activities have begun to improve the taxable income generated by the Grass Valley entities, we do not currently have sufficient history of taxable income in the relevant jurisdictions to support the realizability of the net operating losses.
The remaining $12.4 million of valuation allowance primarily relates to deferred tax assets for certain U.S. state net operating losses and tax credits. While we have positive evidence in the form of projected sources of income, we determined that these assets were not realizable as of December 31, 2015 due to a history of net operating losses and tax credits expiring without being utilized in certain states and because the current forecast of income is not sufficient to utilize all of these state net operating losses and tax credits prior to expiration.
Consolidated Adjusted Revenues and Adjusted EBITDA

				Percentage Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(In thousands, except percentages)
Adjusted Revenues	$2,357,805	$2,360,583	$2,320,219	-0.1%	1.7%
Adjusted EBITDA	431,201	400,688	359,425	7.6%	11.5%
as a percent of adjusted revenues	18.3%	17.0%	15.5%

2016 Compared to 2015
Adjusted Revenues decreased in 2016 from 2015 due to the following factors:

•	Lower copper costs resulted in a revenue decrease of $22.7 million.

•	Unfavorable currency translation, primarily due to the strengthening U.S. dollar compared to the euro and the Canadian dollar, resulted in a revenue decrease of $17.6 million.

•
Increases in unit sales volume resulted in an increase in revenues of $26.2 million. An increase in volume within our broadcast and enterprise markets was partially offset by soft demand for our industrial products. From a geographic perspective, volume growth was most notable in Asia and Europe.

•	Acquisitions resulted in a revenue increase of $6.6 million.

•	Royalty revenues from a patent settlement resulted in a revenue increase of $4.7 million.
Adjusted EBITDA increased $30.5 million in 2016 from 2015 primarily due to productivity initiatives, which contributed $28.3 million of Adjusted EBITDA. In addition, Adjusted EBITDA increased due to favorable currency translation and acquisitions, with an impact of $5.6 million and $1.0 million, respectively. These factors were partially offset by unfavorable product mix.

2015 Compared to 2014
Adjusted Revenues increased in 2015 from 2014 due to the following factors:

•	Acquisitions contributed $256.6 million of revenues.

•	Unfavorable currency translation, primarily due to the strengthening U.S. dollar compared to the euro and the Canadian dollar, resulted in a revenue decrease of $132.1 million.

•
Decreases in unit sales volume resulted in a decrease in revenues of $43.5 million. Soft demand for our broadcast infrastructure and industrial products was partially offset by strong demand for our enterprise and broadband connectivity products. From a geographic perspective, weakness in China, Europe, and Latin America was partially offset by strength in the U.S. and Canada.

•	Lower copper costs resulted in a revenue decrease of $40.6 million.
Adjusted EBITDA increased in 2015 from 2014 primarily due to acquisitions, which contributed $64.0 million of Adjusted EBITDA. In addition, Adjusted EBITDA increased due to improved productivity as a result of our recently completed restructuring activities. These factors were partially offset by the impact of the declines in unit sales volume discussed above, as well as unfavorable product mix. Further, unfavorable currency translation resulted in a decrease in Adjusted EBITDA of $16.1 million.
Use of Non-GAAP Financial Information
Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA margin, and free cash flow are non-GAAP financial measures. In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide non-GAAP operating results adjusted for certain items, including: asset impairments; accelerated depreciation expense due to plant consolidation activities; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory and deferred revenue to fair value, and transaction costs; severance, restructuring, and acquisition integration costs; gains (losses) recognized on the disposal of businesses and tangible assets; amortization of intangible assets; gains (losses) on debt extinguishment; certain revenues and gains (losses) from patent settlements; discontinued operations; and other costs. We adjust for the items listed above in all periods presented, unless the impact is clearly immaterial to our financial statements. When we calculate the tax effect of the adjustments, we include all current and deferred income tax expense commensurate with the adjusted measure of pre-tax profitability.

We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe the adjusted results are useful to investors because they help them compare our results to previous periods and provide important insights into underlying trends in the business and how management oversees our business operations on a day-to-day basis. As an example, we adjust for the purchase accounting effect of recording deferred revenue at fair value in order to reflect the revenues that would have otherwise been recorded by acquired businesses had they remained as independent entities. We believe this presentation is useful in evaluating the underlying performance of acquired companies. Similarly, we adjust for other acquisition-related expenses, such as amortization of intangibles and other impacts of fair value adjustments because they generally are not related to the acquired business' core business performance. As an additional example, we exclude the costs of restructuring programs, which can occur from time to time for our current businesses and/or recently acquired businesses. We exclude the costs in calculating adjusted results to allow us and investors to evaluate the performance of the business based upon its expected ongoing operating structure. We believe the adjusted measures, accompanied by the disclosure of the costs of these programs, provides valuable insight.
Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States. See Item 6, Selected Financial Data, for the tables that reconcile our GAAP results to our non-GAAP financial measures.

Segment Results of Operations
For additional information regarding our segment measures, see Note 6 to the Consolidated Financial Statements.
Broadcast Solutions

				Percentage Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(In thousands, except percentages)
Segment Revenues	$769,753	$739,970	$757,767	4.0%	-2.3%
Segment EBITDA	137,870	113,638	116,966	21.3%	-2.8%
as a percent of segment revenues	17.9%	15.4%	15.4%
2016 Compared to 2015

Broadcast revenues increased by $29.8 million from 2015 to 2016. Increases in volume resulted in a $25.6 million increase in revenues. The increase in volume stems in part from the market's reaction for the segment's new and innovative IP solutions. Sales of our broadcast infrastructure products also benefited from a more stable U.S. dollar. The increase in volume was most notable outside of the United States. Broadcast revenues also included royalty revenues related to 2016 of $4.7 million as a result of a patent settlement in 2016. This segment will continue to earn royalty revenues in 2017 and beyond. The acquisition of M2FX also contributed $6.6 million to the increase in revenues. These factors were partially offset by unfavorable currency translation of $7.1 million.
Broadcast EBITDA increased $24.2 million from 2015 to 2016 primarily due to leverage on the increases in revenues discussed above, as well as improved productivity as a result of our restructuring actions and acquisition integration activities. Accordingly, Broadcast EBITDA margins expanded 250 basis points from 15.4% in 2015 to 17.9% in 2016.
2015 Compared to 2014
Broadcast revenues decreased by $17.8 million from 2014 to 2015. Unfavorable currency translation and decreases in unit sales volume resulted in decreases in revenues of $27.0 million and $44.1 million, respectively. The decrease in volume occurred outside of the U.S., primarily due to the relative price increase of our products from the strengthened U.S. dollar as well as the impact of weaker economic conditions, which have resulted in lower capital spending. The volume decrease outside of the U.S. primarily related to our broadcast technology infrastructure products. Sales volume increases within the U.S. partially offset the decline in sales volume outside of the U.S. Within the U.S., strong demand for our broadband connectivity products was partially offset by a decline in volume for our broadcast technology infrastructure products. Volume for broadcast technology infrastructure products was negatively impacted by deferred capital spending. We believe broadcast customers have deferred their capital spending as they navigate through a number of important industry transitions and a changing media landscape. These decreases in revenues were partially offset by $53.3 million of incremental revenues in 2015 from the acquisition of Grass Valley.
Broadcast EBITDA decreased in 2015 from 2014 primarily due to the decline in revenues discussed above, as well as unfavorable product mix. These factors were partially offset by improved productivity as a result of our recently completed restructuring and acquisition integration activities, primarily related to Grass Valley.

Enterprise Solutions

				Percentage Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(In thousands, except percentages)
Segment Revenues	$603,188	$605,910	$626,614	-0.4%	-3.3%
Segment EBITDA	101,298	100,214	89,352	1.1%	12.2%
as a percent of segment revenues	16.8%	16.5%	14.3%

2016 Compared to 2015

The decrease in Enterprise revenues in 2016 from 2015 was primarily due to $9.9 million and $5.1 million impacts from lower copper costs and unfavorable currency translation, respectively. These decreases were partially offset by sales volume increases of $12.3 million. Sales volume growth was broad-based globally, and most notable in Canada.

Enterprise EBITDA increased in 2016 from 2015 due to the leverage on higher sales volume discussed above, partially offset by unfavorable currency translation. Accordingly, EBITDA margins improved to 16.8% in 2016 from 16.5% in 2015.

2015 Compared to 2014
The decrease in Enterprise revenues in 2015 from 2014 was primarily due to unfavorable currency translation of $32.6 million and lower copper costs of $19.4 million. Increases in unit sales volume resulted in an increase in revenues of $31.3 million. The increase in unit sales volume was most notable in the U.S., where sales volume benefited from improved non-residential construction spending.
Enterprise EBITDA increased in 2015 from 2014 due to the increases in units sales volume discussed above, improved product mix as a result of increased focus on the sale of end-to-end solutions, and improved productivity. Accordingly, EBITDA margins improved from 14.3% in 2014 to 16.5% in 2015.
Industrial Solutions

				Percentage Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(In thousands, except percentages)
Segment Revenues	$585,476	$603,350	$682,374	-3.0%	-11.6%
Segment EBITDA	101,248	99,941	106,097	1.3%	-5.8%
as a percent of segment revenues	17.3%	16.6%	15.5%

2016 Compared to 2015

The decrease in Industrial revenues in 2016 from 2015 was primarily due to lower copper costs, unfavorable currency translation, and volume decreases of $12.6 million, $4.9 million, and $0.4 million, respectively. The sales volume declines stemmed from the impact of lower energy prices, which resulted in lower capital spending for industrial projects. Sales volume was most notably down in North America and Latin America, with some offsets in Europe with discrete manufacturers.

Industrial EBITDA increased in 2016 as compared to 2015 primarily due to productivity improvements resulting from our restructuring actions. Accordingly, EBITDA margins improved from 16.6% in 2015 to 17.3% in 2016.
2015 Compared to 2014
The decrease in Industrial revenues in 2015 from 2014 was primarily due to unfavorable currency translation of $43.6 million and lower copper costs of $21.3 million. Decreases in unit sales volume resulted in a revenue decrease of $27.8 million. Sales volume declines resulted primarily from the impact of lower energy prices, which result in lower capital spending for industrial projects, and the unfavorable impact of a strengthened U.S. dollar. The acquisition of Coast in November 2014 contributed $13.7 million in incremental revenues for 2015.

Industrial EBITDA decreased in 2015 from 2014 by $6.2 million. EBITDA was negatively impacted by unfavorable currency translation of $4.8 million. The decreases in revenues discussed above also contributed to the decreases in EBITDA. The decreases in EBITDA were partially offset by the acquisition of Coast, which contributed EBITDA of $5.3 million, favorable product mix, and improved productivity due to our recently completed restructuring activities. Despite the decrease in revenues, EBITDA margins expanded from 15.5% in 2014 to 16.6% in 2015 due to improved product mix and lower input costs.
Network Solutions

				Percentage Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(In thousands, except percentages)
Segment Revenues	$399,388	$411,353	$253,464	-2.9%	62.3%
Segment EBITDA	92,773	87,873	47,927	5.6%	83.3%
as a percent of segment revenues	23.2%	21.4%	18.9%
2016 Compared to 2015
Network Solutions revenues decreased in 2016 from 2015, primarily due to a decrease in unit sales volume of $11.5 million. The decline in sales volume was driven by weakness in global oil and gas markets and commercial staffing shortages. Unfavorable currency translation resulted in a decrease in revenues of $0.6 million.
Despite the decrease in revenues for the year, Network Solutions EBITDA increased by $4.9 million as compared to 2015, due to improved productivity as a result of restructuring actions, as well as favorable product mix. Accordingly, Network Solutions EBITDA margins expanded to 23.2% in 2016, up 180 basis points from 2015.
2015 Compared to 2014
Network Solutions revenues increased in 2015 from 2014 due to the acquisitions of Tripwire and ProSoft, which contributed $167.1 million and $22.6 million, respectively to the increase in revenues. The impact of the acquisitions was partially offset by unfavorable currency translation of $28.9 million. In addition, decreases in unit sales volume resulted in a decrease in revenues of $2.9 million. Sales volume decreases in 2015 were most notable within the United States and Canada.
Network Solutions EBITDA increased in 2015 from 2014 by $40.0 million. The acquisitions of Tripwire and ProSoft contributed $44.6 million and $4.8 million, respectively, to the increase in EBITDA. Improved productivity as a result of our recently completed restructuring activities also had a favorable impact on EBITDA. These increases were partially offset by unfavorable currency translation of $11.8 million. Accordingly, Network Solutions EBITDA margins expanded by 250 basis points from 18.9% in 2014 to 21.4% in 2015.

Discontinued Operations
In 2012, we sold our Thermax and Raydex cable business for $265.6 million in cash and recognized a pre-tax gain of $211.6 million ($124.7 million net of tax). At the time the transaction closed, we received $265.6 million in cash, subject to a working capital adjustment. In 2014, we recognized a $0.9 million ($0.6 million net of tax) loss from disposal of discontinued operations related to this business as a result of settling the working capital adjustment and other matters.
In 2010, we completed the sale of Trapeze Networks, Inc. (Trapeze) for $152.1 million and recognized a pre-tax gain of $88.3 million ($44.8 million after-tax). At the time the transaction closed, a portion of the sale price was placed in escrow as partial security for our indemnity obligations under the sale agreement. During 2015, we agreed to a final settlement with the buyer of Trapeze regarding the escrow, and collected $3.5 million of the escrow receivable and recognized a $0.2 million ($0.1 million net of tax) loss from disposal of discontinued operations. Additionally, we recognized a $0.2 million net loss from discontinued operations for income tax expense related to this disposed business in 2015. In 2014, we recognized $0.6 million of income from discontinued operations due to the reversal of an uncertain tax position liability related to this disposed business.

Liquidity and Capital Resources
Significant factors affecting our cash liquidity include (1) cash provided by operating activities, (2) disposals of businesses and tangible assets, (3) cash used for acquisitions, restructuring actions, capital expenditures, share repurchases, dividends, and senior subordinated note repurchases, (4) our available credit facilities and other borrowing arrangements, and (5) cash proceeds from equity offerings. We expect our operating activities to generate cash in 2017 and believe our sources of liquidity are sufficient to fund current working capital requirements, capital expenditures, contributions to our retirement plans, share repurchases, senior subordinated note repurchases, quarterly dividend payments, and our short-term operating strategies. However, we may require external financing were we to complete a significant acquisition. Our ability to continue to fund our future needs from business operations could be affected by many factors, including, but not limited to: economic conditions worldwide, customer demand, competitive market forces, customer acceptance of our product mix, and commodities pricing.
The following table is derived from our Consolidated Cash Flow Statements:

	Years Ended December 31,
	2016	2015
	(In thousands)
Net cash provided by (used for):
Operating activities	$314,794	$241,460
Investing activities	(73,257)	(746,254)
Financing activities	401,704	(11,069)
Effects of currency exchange rate changes on cash and cash equivalents	(11,876)	(8,548)
Increase (decrease) in cash and cash equivalents	631,365	(524,411)
Cash and cash equivalents, beginning of year	216,751	741,162
Cash and cash equivalents, end of year	$848,116	$216,751

Net cash provided by operating activities totaled $314.8 million for 2016 compared to $241.5 million for 2015. The most significant factor impacting the increase in cash provided by operating activities was the increase in net income, which increased from $66.2 million in 2015 to $127.6 million in 2016. Furthermore, when adjusting for the impairment of assets held for sale, the source of cash from operating activities in 2016 increased by $23.9 million. These increases were partially offset by the change in operating assets and liabilities year over year. In 2016, changes in operating assets and liabilities were a source of cash of $27.1 million, compared to $52.9 million in 2015. The fluctuation stemmed primarily from an improvement in accrued liabilities in 2015 as a result of the increase in deferred revenue for our acquisition of Tripwire included in our Network Solutions segment.
Net cash used for investing activities totaled $73.3 million for 2016 compared to $746.3 million for 2015. Investing activities for 2016 included capital expenditures of $54.0 million and payments for acquisitions, net of cash acquired, of $18.8 million. Investing activities for 2015 included payments for acquisitions, net of cash acquired, of $695.3 million and capital expenditures of $55.0 million.
Net cash flows from financing activities was a $401.7 million source of cash for 2016, compared to an $11.1 million use of cash for 2015. Financing activities for 2016 included net proceeds from the issuance of preferred stock of $501.5 million, borrowings of $222.1 million to pay off the term loan, repayments of borrowings of $294.4 million, cash dividends payments of $16.1 million, net payments related to share-based compensation activities of $7.5 million, and debt issuance cost payments of $3.9 million. Financing activities for 2015 included borrowings of $200.0 million to partially fund the acquisition of Tripwire, repayments of borrowings of $152.5 million, payments under our share repurchase program of $39.1 million, cash dividend payments of $8.4 million, and net payments related to share-based compensation activities of $11.7 million.
Our cash and cash equivalents balance was $848.1 million as of December 31, 2016. Of this amount, $249.4 million was held outside of the U.S. in our foreign operations. Substantially all of the foreign cash and cash equivalents are readily convertible into U.S. dollars or other foreign currencies. Our strategic plan does not require the repatriation of foreign cash in order to fund our operations in the U.S., and it is our current intention to permanently reinvest the foreign cash and cash equivalents outside of the U.S. If we were to repatriate the foreign cash to the U.S., we may be required to accrue and pay U.S. taxes in accordance with applicable U.S. tax rules and regulations as a result of the repatriation.
Our outstanding debt obligations as of December 31, 2016 consisted of $1.6 billion of senior subordinated notes. Additional discussion regarding our various borrowing arrangements is included in Note 13 to the Consolidated Financial Statements.

Contractual obligations outstanding at December 31, 2016, have the following scheduled maturities:

	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
	(In thousands)
Long-term debt payment obligations (1)(2)	$1,620,161	$—	$5,221	$—	$1,614,940
Interest payments on long-term debt obligations	621,272	89,104	178,207	177,241	176,720
Operating lease obligations (3)	112,528	26,439	35,897	21,393	28,799
Purchase obligations (4)	11,473	11,308	165	—	—
Other commitments (5)	10,474	2,908	5,993	1,573	—
Pension and other postemployment obligations	60,635	6,130	12,747	11,941	29,817
Total	$2,436,543	$135,889	$238,230	$212,148	$1,850,276

(1)	As described in Note 14 to the Consolidated Financial Statements.

(2)	Amounts do not include accrued and unpaid interest. Accrued and unpaid interest related to long-term debt obligations is reflected on a separate line in the table.

(3)	As described in Note 23 to the Consolidated Financial Statements.

(4)
Includes agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction.

(5)	Does not include accounts payable reflected in the financial statements. Includes obligations for uncertain tax positions (see Note 16 to the Consolidated Financial Statements).
Our commercial commitments expire or mature as follows:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(In thousands)
Standby financial letters of credit	$7,785	$6,598	$1,187	$—	$—
Bank guarantees	1,674	1,674	—	—	—
Surety bonds	2,436	2,436	—	—	—
Total	$11,895	$10,708	$1,187	$—	$—
Standby financial letters of credit, bank guarantees, and surety bonds are generally issued to secure obligations we have for a variety of commercial reasons such as workers compensation self-insurance programs in several states and the importation and exportation of product. We expect to replace most of these when they expire or mature.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows that are or would be considered material to investors.
Current-Year Adoption of Recent Accounting Pronouncements
Discussion regarding our adoption of accounting pronouncements is included in Note 2 to the Consolidated Financial Statements.

Critical Accounting Estimates
Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the U.S. (GAAP). In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends, and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.
Our significant accounting policies are discussed in Note 2 of our Consolidated Financial Statements. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective, or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.
Revenue Recognition
We recognize revenue when all of the following circumstances are satisfied: (1) persuasive evidence of an arrangement exists, (2) price is fixed or determinable, (3) collectability is reasonably assured, and (4) delivery has occurred. Delivery occurs in the period in which the customer takes title and assumes the risks and rewards of ownership of the products specified in the customer’s purchase order or sales agreement.
At the time of sale, we establish an estimated reserve for trade, promotion, and other special price reductions such as contract pricing, discounts to meet competitor pricing, and on-time payment discounts. We also reserve for, among other things, correction of billing errors, incorrect shipments, and settlement of customer disputes. Customers are allowed to return inventory if and when certain conditions regarding the functionality of the inventory and our approval of the return are met. Certain distribution customers are allowed to return inventory at original cost, in an amount not to exceed three percent of the prior year’s purchases, in exchange for an order of equal or greater value. Until we can process these reductions, corrections, and returns (together, the Changes) through individual customer records, we estimate the amount of outstanding Changes and recognize them by reducing revenues and accounts receivable. We determine our estimate based on our historical Changes as a percentage of revenues and the average time period between the original sale and the issuance of the Changes. We also adjust inventory and cost of sales for the estimated level of returns.
We base these estimates on historical and anticipated sales demand, trends in product pricing, and historical and anticipated Changes patterns. We make revisions to these estimates in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to further reduce prices and increase customer return authorizations. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to measure the Changes. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to losses or gains that could be material. A 10% change in our sales reserve for such Changes as of December 31, 2016 would have affected net income by less than $1 million in 2016.
At times, we enter into arrangements that involve the delivery of multiple elements. For these arrangements, when the elements can be separated, the revenue is allocated to each deliverable based on that element’s relative selling price and recognized based on the period of delivery for each element. Generally, we determine relative selling price using vendor-specific objective evidence (VSOE).
We have certain products subject to the accounting guidance on software revenue recognition. For such products, software license revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed or determinable, collection is probable and VSOE of the fair value of undelivered elements exists. As substantially all of the software licenses are sold in multiple-element arrangements that include either support and maintenance or both support and maintenance and professional services, we use the residual method to determine the amount of software license revenue to be recognized. Under the residual method, consideration is allocated to undelivered elements based upon VSOE of the fair value of those elements, with the residual of the arrangement fee allocated to and recognized as software license revenue. We have established VSOE of the fair value of support and maintenance, subscription-based software licenses, and professional services. Software license revenue is generally recognized upon delivery of the software if all revenue recognition criteria are met.
Revenue allocated to support services under our support and maintenance contracts is typically paid in advance and recognized ratably over the term of the service. Revenue allocated to subscription-based software and remote ongoing operational services is also paid in advance and recognized ratably over the term of the service. Revenue allocated to professional services, including remote implementation services, is recognized as the services are performed.
Income Taxes
We recognize deferred tax assets resulting from tax credit carryforwards, net operating loss carryforwards, and deductible temporary differences between taxable income on our income tax returns and income before taxes under GAAP. Deferred tax assets generally represent future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in our Consolidated Financial Statements become deductible for income tax purposes. A deferred tax asset valuation allowance is required when some portion or all of the deferred tax assets may not be realized. We are required to estimate taxable income in future years or develop tax strategies that would enable tax asset realization in each taxing jurisdiction and use judgment to determine whether to record a deferred tax asset valuation allowance for part or all of a deferred tax asset.
We consider the weight of all available evidence, both positive and negative, in assessing the realizability of the deferred tax assets associated with net operating losses. We consider the reversals of existing taxable temporary differences as well as projections of future taxable income. We consider the future reversals of existing taxable temporary differences to the extent they were of the same character as the temporary differences giving rise to the deferred tax assets. We also consider whether the future reversals of existing taxable temporary differences will occur in the same period and jurisdiction as the temporary differences giving rise to the deferred tax assets. The assumptions utilized to estimate our future taxable income are consistent with those assumptions utilized for purposes of testing goodwill for impairment, as well as with our budgeting and strategic planning processes.
We have significant tax credit carryforwards in the U.S. on which we have not recorded a valuation allowance. The utilization of these credits is dependent upon the recognition of both U.S. taxable income as well as income characterized as foreign source under the U.S. tax laws. We expect to generate enough taxable income in the future to utilize these tax credits. Furthermore, in 2017 we expect to continue implementation of tax planning strategies that will help generate additional foreign source income in the carryforward period. In addition, we have significant research and development related tax credit carryforwards in Canada on which we have not recorded a valuation allowance. The utilization of these credits is dependent upon the recognition of Canadian taxable income, and we expect to generate enough taxable income in the future to utilize these tax credits.
Significant judgment is required in evaluating our uncertain tax positions. We establish accruals for uncertain tax positions when we believe that the full amount of the associated tax benefit may not be realized. In the future, if we prevail in matters for which accruals have been established previously or pay amounts in excess of reserves, there could be a material effect on our income tax provisions in the period in which such determination is made. In addition, our foreign subsidiaries’ undistributed income is considered to be indefinitely reinvested and, accordingly, we do not record a provision for U.S. federal and state income taxes on this foreign income. If this income was not considered to be indefinitely reinvested, it would be subject to U.S. federal and state income taxes and could materially affect our income tax provision.
Goodwill and Indefinite-Lived Intangible Assets
We test our goodwill and other indefinite-lived intangible assets not subject to amortization for impairment on an annual basis during the fourth quarter or when indicators of impairment exist. We base our estimates on assumptions we believe to be reasonable, but which are not predictable with precision and therefore are inherently uncertain. Actual future results could differ from these estimates.
We test goodwill annually for impairment at the reporting unit level. A reporting unit is an operating segment, or a business unit one level below an operating segment if discrete financial information for that business is prepared and regularly reviewed by segment management. However, components within an operating segment are aggregated as a single reporting unit if they have similar economic characteristics. We determined that each of our reportable segments (Broadcast, Enterprise, Industrial, and Network Solutions) represents an operating segment. Within those operating segments, we have identified reporting units based on whether there is discrete financial information prepared that is regularly reviewed by segment management. As a result of this evaluation, we have identified two reporting units within Broadcast, two reporting units within Enterprise, four reporting units within Industrial, and four reporting units within Network Solutions for purposes of goodwill impairment testing.
The accounting guidance related to goodwill impairment testing allows for the performance of an optional qualitative assessment of whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Such an evaluation is made based on the weight of all available evidence and the significance of all identified events and circumstances that may influence the fair value of a reporting unit. If it is more likely than not that the fair value is less than the carrying value, then a quantitative assessment is required for the reporting unit, as described in the paragraph below. In 2016, we performed a qualitative assessment for seven of our reporting units, which collectively represented approximately $811 million of our consolidated goodwill balance.

For those reporting units for which we performed a qualitative assessment, we determined that it was more likely than not that the fair value was greater than the carrying value, and therefore, we did not perform the calculation of fair value for these reporting units as described in the paragraph below.
When we evaluate goodwill for impairment using a quantitative assessment, we compare the fair value of each reporting unit to its carrying value. We determine the fair value using an income approach. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows using growth rates and discount rates that are consistent with current market conditions in our industry. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then we determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and we recognize an impairment loss for the difference between the carrying amount and the implied fair value of goodwill as a component of operating income. In addition to the income approach, we calculate the fair value of our reporting units under a market approach. The market approach measures the fair value of a reporting unit through analysis of financial multiples of comparable businesses. Consideration is given to the financial conditions and operating performance of the reporting unit being valued relative to those publicly-traded companies operating in the same or similar lines of business.
We determined that none of our goodwill was impaired during 2016. The fair values of our four reporting units tested under a quantitative approach were substantially in excess of the carrying values as of our most recent impairment testing date. The assumptions used to estimate fair values were based on the past performance of the reporting unit as well as the projections incorporated in our strategic plan. Significant assumptions included sales growth, profitability, and related cash flows, along with cash flows associated with taxes and capital spending. The discount rate used to estimate fair value was risk adjusted in consideration of the economic conditions in effect at the time of the impairment test. We also considered assumptions that market participants may use. In our quantitative assessments, the discount rates ranged from 9.4% to 11.0% and the long-term growth rate was 3% for all four reporting units. By their nature, these assumptions involve risks and uncertainties, with the primary factor that could have an adverse effect being our assumptions relating to growing revenues consistent with our strategic plan.
We test our indefinite-lived intangible assets, which consist primarily of trademarks, for impairment on an annual basis during the fourth quarter. The accounting guidance related to impairment testing for such intangible assets allows for the performance of an optional qualitative assessment, similar to that described above for goodwill. We did not perform any qualitative assessments as part of our indefinite-lived intangible asset impairment testing for 2016. Rather, we performed a quantitative assessment for each of our trademarks in 2016. Under the quantitative assessments, we determined the fair value of each trademark using a relief from royalty methodology and compared the fair value to the carrying value. We determined that none of our trademarks were impaired during 2016. Significant assumptions to determine fair value included sales growth, royalty rates, and discount rates.
We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we used to test for impairment losses on goodwill and other intangible assets. However, if actual results are significantly different from our estimates or assumptions, we may have to recognize an impairment charge that could be material.
Definite-lived Intangible Assets
The carrying value of our definite-lived intangible assets as of December 31, 2016 was $436.4 million. Customer relationships and developed technology are the most significant definite-lived intangible assets recorded, with carrying values of $231.2 million and $181.7 million, respectively, and weighted average amortization periods of 18.9 years and 5.3 years, respectively, as of December 31, 2016. We also have recorded definite-lived intangible assets for certain trademarks, certain in-service research and development projects, and backlog. The assignment of useful lives and the determination of the method of amortization for our definite-lived intangible assets require significant judgments and the use of estimates.
We record amortization of the definite-lived intangible assets over their estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, the asset is amortized over the best estimate of its useful life. We estimate the useful life based on all relevant information available to us regarding the assets, including information utilized to determine the value of the definite-lived intangible asset. For example, for our customer relationships, we consider historical and projected sales data and related customer attrition rates in order to estimate a useful life. For our developed technology, we give consideration to the product life cycle in order to estimate a useful life.
We determine the amortization method for our definite-lived intangible assets based on the pattern in which the economic benefits of the intangible asset are consumed. In the event we cannot reliably determine that pattern, we utilize a straight-line amortization method. In order to determine the amortization method, we evaluate all relevant information available to us regarding the assets, including information utilized to determine the value of the definite-lived intangible asset. For example, for customer relationships, we consider historical and projected sales data, customer attrition rates, and our historical experience with key customers of past acquisitions to determine if a pattern of consumption can be derived. If the data examined does not provide a reliably determinable pattern of consumption, then we utilize a straight-line amortization method.
The determinations of useful lives and amortization methods require a significant use of judgment by management. We believe the useful lives assigned and the amortization methods applied are reasonable based on the data available to us. For our existing and prior definite-lived intangible assets, we have not experienced significant differences between our estimates and actual results. We do not believe there is a reasonable likelihood that there will be a material change in the future of the estimates or assumptions we used to develop the useful lives and amortization methods. However, if actual results are significantly different from our estimates or assumptions, we may have to recognize an impairment charge, shorten the useful life assigned to one or more of our definite-lived intangible assets, or change the amortization method assigned to one or more of our definite-lived intangible assets, which could have a material impact on our results. This could occur, for example, if we were to experience significant customer losses or attrition in excess of our estimates or if our product lives were significantly shortened due to technological developments or obsolescence.
As a sensitivity measure, the effect of a 10% change in the estimated useful life of our definite-lived intangible assets for customer relationships and developed technology would have resulted in a change in 2016 amortization expense of approximately $2.0 million and $9.3 million, respectively.
In addition, the testing of definite-lived assets for impairment also requires significant use of judgment and assumptions, particularly as it relates to the identification of asset groups and the determination of fair market value. We test our definite-lived intangible assets for impairment when indicators of impairment exist. For purposes of impairment testing of long-lived assets, we have identified asset groups at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Generally, our asset groups are based on an individual plant or operating facility level. In some circumstances, however, a combination of plants or operating facilities may be considered the asset group due to interdependence of operational activities and cash flows.
Pension and Other Postretirement Benefits
Our pension and other postretirement benefit costs and obligations are dependent on the various actuarial assumptions used in calculating such amounts. These assumptions relate to discount rates, salary growth, long-term return on plan assets, health care cost trend rates, mortality tables, and other factors. We base the discount rate assumptions on current investment yields on high-quality corporate long-term bonds. The salary growth assumptions reflect our long-term actual experience and future or near-term outlook. Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment. Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook, and an assessment of likely long-term trends. Our key assumptions are described in further detail in Note 17 to the Consolidated Financial Statements. Actual results that differ from our assumptions are accumulated and, if in excess of the lesser of 10% of the projected benefit obligation or the fair market value of plan assets, amortized over the estimated future working life of the plan participants.
As a sensitivity measure, the effect of a 50 basis point decline in the assumed discount rate would have resulted in an increase in 2016 net periodic benefit cost and projected benefit obligations as of December 31, 2016 of approximately $0.4 million and $17.7 million, respectively. A 50 basis point decline in the expected return on plan assets would have resulted in an increase in 2016 net periodic benefit cost of approximately $1.0 million.
Conversely, the effect of a 50 basis point rise in the assumed discount rate would have resulted in a decrease in 2016 net periodic benefit cost and projected benefit obligations as of December 31, 2016 of approximately $1.0 million and $15.9 million, respectively. A 50 basis point rise in the expected return on plan assets would have resulted in a decrease in 2016 net periodic benefit cost of approximately $1.1 million.
Business Combination Accounting
We allocate the purchase price of an acquired business to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded to goodwill. We use all available information to estimate fair values. We typically engage third party valuation specialists to assist in the fair value determination of inventories, tangible long-lived assets, and intangible assets other than goodwill. The carrying values of acquired receivables and accounts payable have historically approximated their fair values as of the business combination date. As necessary, we may engage third party specialists to assist in the estimation of fair value for certain liabilities. We adjust the preliminary purchase price allocation, as necessary, typically up to one year after the acquisition closing date as we obtain more information regarding asset valuations and liabilities assumed.
Our purchase price allocation methodology contains uncertainties because it requires management to make assumptions and to apply judgment to estimate the fair value of acquired assets and liabilities. Management estimates the fair value of assets and liabilities based upon quoted market prices, the carrying value of the acquired assets and widely accepted valuation techniques, including discounted cash flows and market multiple analyses. Unanticipated events or circumstances may occur which could affect the accuracy of our fair value estimates, including assumptions regarding industry economic factors and business strategies.

If actual results are materially different than the assumptions we used to determine fair value of the assets and liabilities acquired through a business combination, it is possible that adjustments to the carrying values of such assets and liabilities will have an impact on our net earnings.
See Note 3 to the Consolidated Financial Statements for the acquisition-related information associated with significant acquisitions completed in the last three fiscal years.